Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

First Interstate BancSystem, Inc.

Billings, Montana

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement of First Interstate BancSystem, Inc. of our reports dated March 3, 2017, relating to the consolidated financial statements of Cascade Bancorp and the effectiveness of Cascade Bancorp’s internal control over financial reporting, appearing in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP
Spokane, Washington

March 20, 2017